Exhibit 99.1

NEWS RELEASE

100 Bayview Circle, Suite 6000

Newport Beach, CA 92660-8915

(949) 255-8700

For Immediate Release

Contact:	Bernard J. Pitz

Chief Financial Officer

Phone: (949) 255-8700

SYBRON DENTAL SPECIALTIES, INC. ENTERS INTO NEW CREDIT FACILITY

Newport Beach, CA (March 29, 2006): Sybron Dental Specialties, Inc. (NYSE: SYD) announced today that it entered into a new credit facility on March 23, 2006, which provides the Company with expanded borrowing capacity, reduced borrowing costs, and less restrictive covenants. The new credit facility consists of a five-year revolving credit facility that allows the Company to borrow up to $250 million and includes an accordion feature that provides the Company the option to pursue up to an additional $400 million of capacity; making the total potential capacity of the new credit facility $650 million. The previous credit facility provided the Company with a $150 million revolving credit facility. Initial borrowings under the new revolving credit facility were used to retire the outstanding borrowings under the Company’s previous credit facility, which stood at $35.8 million as of March 23, 2006.

Under Sybron Dental’s current financial ratios, the new revolving credit facility will carry an interest rate of LIBOR plus 62.5 basis points. The Company’s previous revolving credit facility carried an interest rate of LIBOR plus 175 basis points.

“The continued strengthening of our balance sheet and our strong cash flow generation enabled us to refinance our credit facility on very favorable terms for the Company,” said Bernard J. Pitz, Chief Financial Officer of Sybron Dental Specialties. “The new credit facility increases our ability to pursue attractive acquisitions, which remains a key component of our long-term growth strategy. The expanded borrowing capacity and less restrictive covenants will also provide improved flexibility for addressing our future financing needs.”

In conjunction with the refinancing, Sybron will record a non-cash charge of approximately $1.9 million in the quarter ended March 31, 2006, as it will expense a portion of the remaining unamortized deferred financing fees related to its previous credit facility. This non-cash charge was not included in the financial estimates that the Company provided on February 6, 2006 for its second fiscal quarter of 2006. Approximately $1.3 million in fees and expenses related to the new credit facility, as well as $1.7 million of deferred financing fees related to the previous credit facility that will not be immediately expensed, will be amortized over the term of the new credit facility.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of both a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, and a variety of infection prevention products for use by the dental and medical professions.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company’s expectations as to the expected benefits from the new credit facility and future acquisition activity are based on the Company’s current expectations. Our actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties, including the availability of attractive acquisition candidates, our ability to successfully identify acquisition candidates and complete any acquisitions, and other factors affecting the Company’s business prospects discussed in filings made by the Company, from time to time, with the SEC including the factors discussed in the “Cautionary Factors” section in Item 7 of the Company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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